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November 16, 2016

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES A 7% INCREASE IN CASH DIVIDEND

First Merchants Corporation declared a cash dividend on November 15, 2016 of $0.15 per share, a 7% increase over the prior quarter. The Board of Directors, after reviewing the financial results of the company's most recent quarter and year-to-date progress, determined the increase was warranted. The dividend is payable on December 16, 2016 to shareholders of record as of December 2, 2016. For purposes of broker trading, the ex-date of the cash dividend is November 30, 2016.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, which also operates as Lafayette Bank & Trust, and First Merchants Private Wealth Advisors which operates as a division of First Merchants Bank.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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